Exhibit 99.1

Vanguard Natural Resources, LLC and Encore Energy Partners LP Announce Closing of Permian Basin Acquisition

Houston, August 1, 2011 – (Business Wire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“VNR”) and Encore Energy Partners LP (NYSE: ENP) (“ENP”) today announced that on July 29, 2011 they consummated the previously announced joint acquisition of oil and natural gas producing properties from an undisclosed seller for an adjusted purchase price of $81.4 million, subject to customary post-closing adjustments. The effective date of the acquisition was May 1, 2011.

The acquired properties are all located in the Permian Basin of West Texas and include:

•	Estimated total net proved reserves of 5.48 MMboe
•	70% oil and natural gas liquids
•	Reserve to production ratio of approximately 15 years
•	Approximately 1,000 Boe/d of net daily production

In conjunction with this acquisition, both VNR and ENP have entered into new oil and natural gas hedges covering a substantial portion of the estimated production through 2014.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and Mississippi.  In addition, Vanguard owns 100% of the general partner of Encore Energy Partners LP (NYSE: ENP) and approximately 46% of the outstanding common units of Encore.  Encore has oil and natural gas properties located in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Encore can be found at www.encoreenp.com and more information on Vanguard can be found at www.vnrllc.com.

About Encore Energy Partners LP

Encore Energy Partners LP is a publicly traded master limited partnership focused on the acquisition, production, and development of oil and natural gas properties.  ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota and Montana, the Permian Basin in West Texas and New Mexico, and the Arkoma Basin in Arkansas and Oklahoma.  By virtue of Vanguard’s acquisition of Encore Energy Partners GP LLC and certain limited partner interests in Encore Energy Partners LP from Denbury Resources Inc. on December 31, 2010, Vanguard now owns approximately 46% of the common units of ENP.  More information on Vanguard can be found at www.vnrllc.com. More information on ENP can be found at www.encoreenp.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC and Encore Energy Partners LP